Exhibit 99.1

Niska Gas Storage Partners LLC Announces Second Quarter Results for Fiscal 2015, Declares Quarterly Distribution and Provides Update on Current Business Environment and Outlook

RADNOR, PENNSYLVANIA — October 30, 2014 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today the declaration of a quarterly distribution and financial results for the three and six months ended September 30, 2014. The Company also provided an update on the current business environment and outlook.

Financial Results

Adjusted EBITDA (as defined below) for Niska’s quarter ended September 30, 2014, was $2.8 million compared to $32.1 million for the quarter ended September 30, 2013.  Adjusted EBITDA was $38.6 million for the six months ended September 30, 2014, compared to $47.4 million for the six months ended September 30, 2013.  Cash Available for Distribution (as defined below) was negative $10.4 million and positive $13.6 million for the three and six months ended September 2014, respectively, compared to positive $15.7 million and $15.2 million for the comparable three and six month periods in fiscal 2014.

Niska’s net loss during the quarter was $28.8 million compared to a net loss of $7.8 million in the same period last year.  For the six months ended September 30, 2014, Niska’s net loss was $47.8 million, compared to net earnings of $0.1 million for the six months ended September 30, 2013.  Losses per common unit were $0.78 and $1.30 for the three and six months ended September 30, 2014, compared to a loss per common unit of $0.22 and earnings per common unit of $0.00 for last year’s comparable periods.

Results for the six months ended September 30, 2014 include the previously disclosed one-time recognition of approximately $26.0 million of long-term contract revenue related to the termination and renegotiation of a storage services agreement with TransCanada Gas Storage Partnership, Niska’s largest volumetric customer.  Excluding this one-time payment, Adjusted EBITDA and Cash Available for Distribution for the six months ended September 30, 2014 would have been $12.6 million and negative $12.4 million, respectively.

Results for the three and six months ended September 30, 2014 include non-cash depreciation charges of $5.7 million and $33.6 million related to estimated cushion gas migration at our facilities in Alberta.  After experiencing unprecedented deliverability requirements throughout the fourth quarter of fiscal 2014, the Company undertook an evaluation of facility performance, cycling capabilities, and costs associated with maintaining those capabilities going forward.  While this evaluation is ongoing, Niska determined that approximately 0.5 Bcf of cushion gas had migrated during our second quarter at our AECO facilities and was no longer providing effective pressure support. These amounts are in addition to the 2.6 Bcf of cushion gas migration we reported in our first quarter fiscal 2015 results.  These depreciation charges  reflect our best estimates of cushion gas migration using information currently available.  We continue to gather engineering data to evaluate future performance capabilities at the facilities.  However, at this time the Company believes that no maintenance capital will be required in fiscal 2015 with respect to migrated cushion gas and that, using current natural gas prices, future maintenance capital related to annual migration would be approximately $8.0 million – $10.0 million.  These estimates reflect current anticipated utilization of the facilities and could change depending on overall storage fills and cycling requirements.

Results for the three and six months ended September 30, 2014 also include an inventory impairment charge of $10.5 million.  This inventory impairment resulted from the realization of certain hedges positioned in the second quarter of fiscal 2015 without the physical movement of the associated gas.  The natural gas was re-hedged at new, lower values, which resulted in the weighted average cost of the Company’s natural gas inventory exceeding its associated hedged market value.

Distributions

Niska announced today its Board of Directors declared a cash distribution of $0.35 per common unit for the second fiscal quarter ended September 30, 2014, which will be paid on November 20, 2014 to unitholders of record on November 12, 2014.  This distribution is equivalent to $1.40 per common unit on an annual basis and the distribution rate is unchanged from the preceding quarter.  However, in light of the continuing challenges in natural gas storage market conditions, it is likely that the distribution will be reduced or suspended if current market conditions persist.

Affiliates of Carlyle/Riverstone Energy and Power Fund II and Carlyle/Riverstone Energy and Power Fund III (together the “Carlyle/Riverstone Funds”), who currently own approximately 19.1 million Niska common units, or 52.2% of total common units outstanding, have announced their intention to reinvest 100% of their distributions this quarter, which represents a reinvestment of $6.7 million.

Storage Operations and Outlook

“We continue to find ourselves in a challenging natural gas storage environment,” commented Bill Shea, Chairman, President and Chief Executive Officer.  “We experienced narrow seasonal spreads and low volatility in our fiscal second quarter, which negatively impacted our second quarter results.  These unfavorable conditions have continued into the third quarter.  Given the uncertain market conditions going forward, we are not in a position to provide guidance with respect to our Adjusted EBITDA, Cash Available for Distribution or results of operations for the fiscal year ending March 31, 2015.”

Earnings Call

Niska will host a conference call to discuss the Company’s quarterly results, as well as an update on the current business environment, on Thursday, October 30, 2014, at 9:00 a.m. Eastern Daylight Time (8:00 a.m. Central Daylight Time). This call will be webcast by NASDAQ OMX and can be accessed at Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

Primary Dial-In:	1-877-415-3179
Secondary Dial-In:	1-857-244-7322
Access Code:	93552506

A telephonic replay can be accessed until 11:59 p.m. Central Daylight Time, November 6, 2014, at the following numbers:

Primary Dial-In:	1-888-286-8010
Secondary Dial-In:	1-617-801-6888
Access Code:	55914895

In addition, an electronic replay and PDF transcript will be available after the call on the Niska website in the Investor Center section under the Presentations & Webcasts tab.

About Niska

Niska is a growth-oriented midstream natural gas services provider with operations focused on owning, operating, developing and acquiring midstream energy assets in the United States and Canada.  We are currently the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three natural gas storage facilities, including the AECO

HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. We also contract for natural gas storage capacity in the U.S. Mid-continent.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.   These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  Among these risks and uncertainties are (1)  changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services which could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties that are unknown or unpredictable could also have a materially adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission.  Actual results an dfuture events could differ materially from those anticipated in such statements.  Niska undertakes no obligation, and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release. Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, non-cash compensation expense, inventory impairment write-downs and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid (or recovered), maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not

presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common units of the Partnership, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale, would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Niska Gas Storage Investor Contact:

Kate Walsh - Director, Tax and Investor Relations - 403-513-8600

ir@niskapartners.com

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) AND COMPREHENSIVE

INCOME (LOSS)

(in thousands of U.S. dollars, except for per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

REVENUES
Fee-based revenue	$15,633	$33,197	$58,387	$64,667
Optimization, net	(5,043)	3,666	7,580	29,384
	10,590	36,863	65,967	94,051

EXPENSES (INCOME)
Operating	12,062	8,877	23,015	19,321
General and administrative	6,205	9,515	16,279	20,804
Depreciation and amortization	16,012	10,298	65,978	20,631
Interest	12,735	16,397	25,047	32,603
Loss on disposal of assets	20	—	6	—
Foreign exchange (gains) losses	(262)	(410)	(312)	447
Other (income) expense	(2)	(17)	(3)	374
	46,770	44,660	130,010	94,180

EARNINGS (LOSS) BEFORE INCOME TAXES	(36,180)	(7,797)	(64,043)	(129)

Income tax (benefit) expense	(7,348)	48	(16,240)	(252)

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(28,832)	$(7,845)	$(47,803)	$123

Net earnings (loss) allocated to:

Managing member	$(538)	$(154)	$(896)	$4
Common unitholders	$(28,294)	$(7,691)	$(46,907)	$119

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$(0.78)	$(0.22)	$(1.30)	$—

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Cash Available for Distribution:

Net earnings (loss)	$(28,832)	$(7,845)	$(47,803)	$123
Add / (deduct):
Interest expense	12,735	16,397	25,047	32,603
Income tax (benefit) expense	(7,348)	48	(16,240)	(252)
Depreciation and amortization	16,012	10,298	65,978	20,631
Non-cash compensation expense	993	—	1,243	—
Unrealized risk management (gains) losses	(999)	13,632	151	(6,486)
Loss on disposal of assets	20	—	6	—
Foreign exchange (gains) losses	(262)	(410)	(312)	447
Other (income) expense	(2)	(17)	(3)	374
Write-down of inventory	10,500	—	10,500	—
Adjusted EBITDA	$2,817	$32,103	$38,567	$47,440
Less:
Cash interest expense, net	11,822	15,562	23,222	30,933
Income taxes paid	288	6	288	6
Maintenance capital expenditures	1,061	902	1,460	959
Other (income) expense	(2)	(17)	(3)	374
Cash available for distribution	$(10,352)	$15,650	$13,600	$15,168

Revenue:
Fee-based revenue:
Long-term contract revenue	$14,101	$20,287	$54,584	$40,883
Short-term contract revenue	1,532	12,910	3,803	23,784
Total	$15,633	$33,197	$58,387	$64,667

Proprietary optimization:
Realized optimization	$4,458	$17,298	$18,231	$22,898
Unrealized risk management gains (losses)	999	(13,632)	(151)	6,486
Write-down of inventory	(10,500)	—	(10,500)	—
Total	$(5,043)	$3,666	$7,580	$29,384

Capital expenditures:
Maintenance	$1,061	$902	$1,460	$959
Expansion	55	165	633	280
Total	$1,116	$1,067	$2,093	$1,239

Operating data:
Effective working gas capacity (Bcf)	250.5	250.5	250.5	250.5

	September 30,	March 31,
Selected Balance Sheet data	2014	2014
	(unaudited)

Cash and cash equivalents	$7,334	$7,704
Borrowings under revolving credit facility	$243,500	$119,500
Total debt excluding revolving credit facility	$586,581	$587,225
Members’ equity	$493,842	$554,140